Filed Pursuant to Rule 424(b)(7)
File No. 333-115516
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED SEPTEMBER 12, 2005
$170,000,000
INTERMUNE, INC.
.25% Convertible Senior Notes Due March 1, 2011
and Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement supplements the prospectus, dated September 12, 2005, relating to resales by selling securityholders of our .25% convertible senior notes due March 1, 2011 and shares of our common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to a selling securityholder not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to selling securityholders previously listed in the prospectus with the information that is set forth below:

				Principal	Common Stock
				Amount of	Beneficially Owned After
		Common		Notes Owned	Completion of the Offering
	Principal Amount	Stock	Common	After
	of Notes Beneficially	Beneficially	Stock	Completion of	Number of	Percentage
Name(1)	Owned and Offered	Owned(2)	Offered	Offering	Shares	Ownership
KBC Convertible MAC28 Ltd.	$790,000	36,520	36,520	—	—	*
KBC Convertible Opportunities Fund	$9,700,000	448,414	448,414	—	—	*
KBC Multi Strategy Arbitrage Fund	$9,800,000	453,037	453,037	—	—	*
KBC Convertible Arbitrage Fund	$3,360,000	155,327	155,327	—	—	*

*	Less than one percent.
(1)	The selling securityholder is an affiliate of a broker-dealer. The selling securityholder purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, the selling securityholder did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)	Represents shares of common stock issuable upon conversion of the notes.
The date of this prospectus supplement is January 19, 2006.